                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  VERIO INC. ANNOUNCES ACCEPTANCE FOR PURCHASE
                OF NOTES TENDERED PURSUANT TO DEBT TENDER OFFERS

ENGLEWOOD, Colorado (August 31, 2000) - Verio Inc. (NASDAQ: VRIO) today announced that pursuant to its cash tender offers and consent solicitations (the "Debt Tender Offers") for its outstanding 13 1/2% Senior Notes due 2004, 10 3/8% Senior Notes due 2005, 11 1/4% Senior Notes due 2008, and 10 5/8% Senior Notes due 2009 (collectively, the "Notes") commenced on July 17, 2000, it has accepted for purchase all Notes that were tendered as of the expiration date of the Debt Tender Offers on August 30, 2000 at 5 p.m., New York City time.

The Notes accepted for purchase consist of the outstanding principal amount of 100% of its 13 1/2% Senior Notes due 2004, approximately 99.99% of its 10 3/8% Senior Notes due 2005, approximately 99.98% of its 11 1/4% Senior Notes due 2008, and 100% of its 10 5/8% Senior Notes due 2009.

Verio Inc. is the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, with an emphasis on serving the small and mid-sized business market. Verio offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks and other enhanced services. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a Tier One national network. Verio delivers locally based sales and engineering support in markets across the U.S. under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

For more information on Verio, visit the company's Web site at www.verio.com or call 1-888-GET-VERIO. Corporate headquarters are located at 8005 S. Chester St., Suite 200, Englewood, Colorado 80112, (303) 645-1900.

Except for the historical information contained herein, certain matters set forth in this press release concerning Verio are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the company's current Annual Report on Form 10-K/A-1 filed on March 27, 2000; the company's quarterly reports filed on Form 10-Q on May 10, 2000 and August 14, 2000; the company's current reports on Form 8-K filed on August 18, 2000, August 3, 2000, July 18, 2000, July 14, 2000, June 28, 2000, June 2, 2000, May 8, 2000, May 1, 2000, March 1,
2000 and February 28, 2000; and the company's Schedule 14D-9 filed on May 8, 2000 and May 18, 2000 and each of the amendments thereto filed on May 24, June 13, June 15, June 20, June 30, July 14, July 20, July 28, August 1, August 3, August 11, August 16, August 18, August 22, and August 25, 2000 for a further discussion of Verio's business and risk factors that may affect operating and financial results and other information regarding the pending acquisition of Verio and related transactions.